Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER 2021 FINANCIAL RESULTS & INCREASES QUARTERLY CASH DISTRIBUTION

Quarterly Distribution Increased by 10% Compared to Prior Quarter

Chicago, IL - May 11, 2021 - OFS Capital Corporation (NASDAQ: OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended March 31, 2021.
FINANCIAL HIGHLIGHTS
•Net investment income of $2.6 million, or $0.19 per share.
•Adjusted net investment income(1) of $3.1 million, or $0.23 per share.
•Net asset value ("NAV") per share increased to $11.96 at March 31, 2021 from $11.85 at December 31, 2020. During the three months ended March 31, 2021, our portfolio recognized net gains of $3.9 million.
•No new loans placed on non-accrual status in the quarter.
•At March 31, 2021, 96% and 70% of our loan portfolio and total portfolio, respectively, consisted of senior secured loans, based on fair value.
•As of March 31, 2021, 90% of our debt matures in 2024 and beyond and 64% of our outstanding debt is unsecured.
•On May 7, 2021, OFS Capital's Board of Directors declared a distribution of $0.22 per share for the second quarter of 2021, payable on June 30, 2021, to stockholders of record as of June 23, 2021.

"We are pleased to announce our third consecutive increase in our quarterly distribution," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We had a strong quarter that resulted in another increase in our net asset value per share. We refinanced $125 million of our long term debt during the quarter, which we believe will result in lower interest expense going forward. We believe there is an opportunity for us to continue to increase net investment income over time as we increase the pace of our originations and benefit from lower borrowing costs”.

(1) Supplemental information regarding adjusted net investment income:
On a supplemental basis, we disclose adjusted net investment income ("Adjusted Net Investment Income") (including on a per share basis), which is a financial measure calculated and presented on a basis of accounting other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). GAAP states losses on debt extinguishment are measured as the “difference between the reacquisition price of debt and the net carrying amount of the extinguished debt”, which for our Unsecured Notes Due April 2025 and our Unsecured Notes Due October 2025 (together, the “Extinguished Debt”) equaled the call price of $98.5 million less the balance sheet carrying amount on the date of extinguishment of $96.3 million but does not include other costs necessary to complete such extinguishment. We issued the redemption notices for the Extinguished Debt on February 10, 2021, the date our Unsecured Notes Due February 2026 closed and funds to redeem the extinguished debt became available. Moreover, the indentures of the Extinguished Debt required a 30-day notice period prior to their extinguishment (the "Redemption Period"). Consequently, the Company incurred interest expense for the new Unsecured Notes Due February 2026, a duplication of interest cost management believes was necessary to affect the extinguishment of the debt. Adjusted Net Investment Income reflects the exclusion of duplicate interest expense during the Redemption Period from interest expense (a component of net investment income). Management believes that Adjusted Net Investment Income is a useful indicator of future operations and that providing this measure may facilitate a more complete analysis and greater transparency into our ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies. The presentation of this additional information, however, is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. A reconciliation of net investment income to Adjusted Net Investment Income is set forth in Schedule I.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At March 31, 2021
Total assets	$511.6
Investment portfolio, at fair value	$466.1
Net assets	$160.5
Net asset value per share	$11.96
Weighted average yield on performing debt investments (1)	10.04%
Weighted average yield on total debt investments (2)	9.01%
Weighted average yield on total investments (3)	8.41%
(1)     The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date, divided by (b) amortized cost of our debt and structured finance note investments, excluding debt investments in non-accrual status as of the balance sheet date.
(2)     The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date, divided by (b) amortized cost of our debt and structured finance note investments, including debt investments in non-accrual status as of the balance sheet date.
(3)     The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments, divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended March 31,
Operating Results	2021	2020
Total investment income	$10.5	$12.9
Net investment income	$2.6	$4.0
Net investment income per common share, basic and diluted	$0.19	$0.30
Net increase (decrease) in net assets resulting from operations	$4.2	$(32.2)

	Quarter Ended March 31,
Portfolio Activity	2021	2020
Number of new portfolio company investments	18	5
Investments in new portfolio companies	$36.2	$39.8
Investments in existing portfolio companies	$26.1	$11.8
Investments in structured finance notes	$6.2	$12.0
Number of portfolio companies and structured finance notes at end of period	87	77

PORTFOLIO AND INVESTMENT ACTIVITIES
The total fair value of our investment portfolio was $466.1 million at March 31, 2021, which was equal to approximately 97% of amortized cost. As of March 31, 2021, the fair value of our debt investment portfolio totaled $337.9 million in 59 portfolio companies, of which 96% and 4% were senior secured loans and subordinated loans, respectively. As of March 31, 2021, we also held approximately $66.6 million in equity investments, at fair value, in 10 portfolio companies in which we also held debt investments, as well as thirteen portfolio companies in which we solely held an equity investment. As of March 31, 2021, our investment portfolio also included fifteen investments in structured finance notes with a fair value of $61.6 million. At March 31, 2021, we had unfunded commitments of $5.8 million to four portfolio companies. As of March 31, 2021, floating rate loans as a percentage of fair value comprised 93% of our debt investment portfolio, with the remaining 7% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Investment Income
During the three months ended March 31, 2021, recurring interest income and PIK interest income of $9.8 million remained stable, compared to the three months ended December 31, 2020.
Syndication fees and prepayment fees result from periodic transactions rather than from holding portfolio investments and are considered non-recurring. During the three months ended March 31, 2021, total fee income compared to December 31, 2020, decreased from $0.6 million to $0.3 million due to decreases in syndication fees and prepayment fees.

Expenses
Interest expense
Interest expense for the three months ended March 31, 2021 increased $0.3 million compared to the three months ended December 31, 2020, primarily due to us paying interest on both the newly issued $125.0 million of unsecured notes in February and March 2021 and the $98.5 million of redeemed unsecured notes. After the 30-day notice period expired, we used a portion of the proceeds from the $125.0 million of unsecured notes to redeem $98.5 million of previously issued unsecured notes.
Management fee
Management fee expense for the three months ended March 31, 2021 remained stable compared to the prior quarter.
Incentive fee
Incentive fee expense for the three months ended March 31, 2021 decreased $0.7 million compared to the prior quarter due to a decline in net interest margin.
Administration fee
Administration fee expense for the three months ended March 31, 2021 increased $0.2 million compared to the prior quarter due to an increase in our allocable portion of OFS Capital Services, LLC personnel and software costs.
Net Gain (Loss) on Investments
Our portfolio experienced net gains of $3.9 million in the first quarter of 2021 primarily as a result of performance improvements in our directly originated debt and equity investments.
During the three months ended March 31, 2021:
•We recognized net gains of $3.9 million on our senior debt investments, primarily as a result of unrealized appreciation of $1.5 million on our investment in Wastebuilt Environmental Solutions, LLC.
•We recognized net losses of $1.4 million on our subordinated debt investments, primarily as a result of unrealized depreciation of $2.3 million on our investment in Online Tech Stores, LLC.
•We recognized net gains of $0.7 million on our preferred equity investments, primarily as a result of unrealized appreciation of $0.9 million on our investment in Neosystems Corp.
•We recognized net gains of $1.4 million on our common equity, warrants and other investments, primarily as a result of unrealized appreciation of $1.0 million on our investment in Pfanstiehl Holdings, Inc.
•We recognized net losses of $0.5 million on our Structured Finance Note investments, primarily as a result of unrealized depreciation of $0.7 million on our investment in Apex Credit CLO 2020 Ltd.

Other
Our net asset value per share was reduced $0.17 per share primarily due to a $2.2 million loss on extinguishment of debt related to our redemption of all $50.0 million in aggregate principal amount of unsecured notes due in April 2025 and all $48.5 million in aggregate principal amount of unsecured notes due in October 2025.
LIQUIDITY AND CAPITAL RESOURCES
At March 31, 2021, we had $41.6 million in cash, which includes $4.5 million held by our wholly owned small business investment company, OFS SBIC I, LP ("SBIC I LP"). Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of March 31, 2021, we had an unused commitment of $25.0 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $130.5 million under our BNP revolving credit facility, both subject to a borrowing base and other covenants. Based on fair values and equity capital at March 31, 2021, we could access available lines of credit for $97.0 million and remain in compliance with 1940 Act asset coverage requirement.
RECENT DEVELOPMENTS
We are continuing to closely monitor the impact of the outbreak of COVID-19 on all aspects of our business, including how it impacts our portfolio companies, employees, due diligence and underwriting processes, and financial markets. The U.S. capital markets experienced extreme volatility and disruption following the COVID-19 pandemic, which appear to have subsided and returned to pre-COVID-19 levels. Nonetheless, certain economists and major investment banks have expressed concern that the continued spread of the virus globally could lead to a prolonged period of world-wide economic downturn.
On March 27, 2020, the U.S. government enacted the CARES Act, which contains provisions intended to mitigate the adverse economic effects of the coronavirus pandemic. On December 27, 2020, the U.S. government enacted the December 2020 COVID Relief Package. Additionally, on March 11, 2021, the U.S. government enacted the American Rescue Plan, which included additional funding to mitigate the adverse economic effects of the COVID-19 pandemic. It is uncertain whether, or to what extent, our portfolio companies will be able to benefit from the CARES Act, the December 2020 COVID Relief Package, the American Rescue Plan, or any other subsequent legislation intended to provide financial relief or assistance. As a result of this disruption and the pressures on their liquidity, certain of our portfolio companies have been, or may continue to be, incentivized to draw on most, if not all, of the unfunded portion of any revolving or delayed draw term loans made by us, subject to availability under the terms of such loans.
The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, will depend to a large extent on future developments regarding the duration and severity of the coronavirus, effectiveness of vaccination deployment and the actions taken by governments (including stimulus measures or the lack thereof) and their citizens to contain the coronavirus or treat its impact, all of which are beyond our control. An extended period of global supply chain and economic disruption could materially affect our business, results of operations, access to sources of liquidity and financial condition. Given the fluidity of the situation, we cannot estimate the long-term impact of COVID-19 on our business, future results of operations, financial position, or cash flows at this time.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Tuesday, May 11, 2021, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 21, 2021 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10155748.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2021, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $386,218 and $363,628, respectively)	$352,837	$328,665
Affiliate investments (amortized cost of $83,676 and $86,484, respectively)	101,964	102,846
Control investment (amortized cost of $11,009 and $10,911, respectively)	11,298	10,812
Total investments at fair value (amortized cost of $480,903 and $461,023, respectively)	466,098	442,323
Cash	41,641	37,708
Interest receivable	519	1,298
Receivable for investments sold	474	—
Prepaid expenses and other assets	2,859	2,484
Total assets	$511,591	$483,813

Liabilities
Revolving lines of credit	$19,550	$32,050
SBA debentures (net of deferred debt issuance costs of $922 and $1,088, respectively)	94,583	104,182
Unsecured notes (net of deferred debt issuance costs of $5,830 and $4,897 respectively)	198,495	172,953
Interest payable	1,860	3,176
Payable to adviser and affiliates	2,798	3,252
Payable for investments purchased	32,927	8,411
Accrued professional fees	479	495
Other liabilities	429	338
Total liabilities	351,121	324,857

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2021, and December 31, 2020, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,411,962 and 13,409,559 shares issued and outstanding as of March 31, 2021, and December 31, 2020, respectively	134	134
Paid-in capital in excess of par	187,146	187,124
Total distributable earnings (losses)	(26,810)	(28,302)
Total net assets	160,470	158,956

Total liabilities and net assets	$511,591	$483,813

Number of shares outstanding	13,411,962	13,409,559
Net asset value per share	$11.96	$11.85

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Investment income
Interest income:
Non-control/non-affiliate investments	$8,527	$9,072
Affiliate investments	904	2,394
Control investment	269	196
Total interest income	9,700	11,662
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	318	261
Affiliate investments	71	269
Control investment	98	85
Total payment-in-kind interest and dividend income	487	615
Dividend income:
Affiliate investments	—	100
Total dividend income	—	100
Fee income:
Non-control/non-affiliate investments	267	485
Affiliate investments	37	5
Control investment	—	3
Total fee income	304	493
Total investment income	10,491	12,870
Expenses
Interest expense	4,825	4,922
Management fee	1,834	2,019
Incentive fee	—	883
Professional fees	387	648
Administration fee	568	520
Other expenses	327	347
Total expenses before incentive fee waiver	7,941	9,339
Incentive fee waiver	—	(441)
Total expenses, net of incentive fee waiver	7,941	8,898
Net investment income	2,550	3,972
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	91	(8,973)
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	1,518	(22,422)
Net unrealized appreciation (depreciation) on affiliate investments	1,926	(2,924)
Net unrealized appreciation (depreciation) on control investment	388	(1,664)
Net gain (loss) on investments	3,923	(35,983)
Loss on extinguishment of debt	(2,299)	(149)
Net increase (decrease) in net assets resulting from operations	$4,174	$(32,160)
Net investment income per common share – basic and diluted	$0.19	$0.30
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$0.31	$(2.41)
Distributions declared per common share	$0.20	$0.34
Basic and diluted weighted average shares outstanding	13,409,033	13,377,008

Schedule I
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose Adjusted Net Investment Income (including on a per share basis), which is a financial measure calculated and presented on a basis of accounting other than in accordance GAAP. Management believes that Adjusted Net Investment Income is a useful indicator of future operations and that providing this measure may facilitate a more complete analysis and greater transparency into our ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the three months ended March 31, 2021. (dollar amounts in thousands, except per share data):

	Three months ended March 31, 2021
	(000's)	Per Share
Net investment income	$2,550	$0.19
Duplicate interest costs	564	0.04
Adjusted Net Investment Income	$3,114	$0.23

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that net investment income can grow over time as a result of increased origination pacing and reduced borrowing costs, when there can be no assurance that either will occur; the effect of the COVID-19 pandemic on the Company's business, financial condition, results of operations and cash flows and those of its portfolio companies, including the Company's and its portfolio companies' ability to achieve their respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on the Company's ability to continue to effectively manage its business and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in "Part II, Item 1A. Risk Factors" in our Quarterly Report in Form 10-Q for the quarter ended March 31, 2021, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1   Registration does not imply a certain level of skill or training